Exhibit 10.2

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

CEO ANNUAL INCENTIVE PERFORMANCE PLAN

ARTICLE 1.

PURPOSE AND DURATION

Section 1.1. Purpose. The purpose of the Superior Industries International, Inc. CEO Annual Incentive Performance Plan is to motivate the Chief Executive Officer (“CEO”) to achieve performance objectives of the Company measured on an annual basis, which is intended to result in increased value to the shareholders of the Company.
Section 1.2. Duration. Conditioned upon shareholder approval at the 2010 annual meeting, the Plan is effective December 27, 2010. The Plan will remain in effect through the date of the 2016 annual meeting of the Company's shareholders, unless terminated earlier pursuant to Article 10.

ARTICLE 2.

DEFINITIONS AND CONSTRUCTION

Section 2.1. Definitions. Wherever used in the Plan, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized:
(a) “Administrator” means the Committee.
(b) “Affiliate” has the meaning ascribed to such term in Rule 12b-2 promulgated under the Exchange Act, or any successor rule or regulation thereto.
(c) “Annual Performance Award” means an opportunity granted to the Participant to receive a payment of cash based in whole or part on the extent to which one or more Performance Goals for one or more Performance Measures are achieved for the Performance Period, subject to the conditions described in the Plan and that the Administrator otherwise imposes.
(d) “Base Salary” of the Participant means the annual rate of base pay in effect for the Participant during the Performance Period (or such other period as the Administrator may specify by action taken at the time of grant of an Annual Performance Award) and after any changes to the annual rate of base pay as a result of the annual performance appraisal process. In the event that the annual rate of base pay has changed during the Performance Period and after the annual performance appraisal process, then Base Salary will be calculated by weighting the different annual rates of base pay by the number of days such rates were in effect. For purposes of this calculation, the pre-change annual rate of base pay is treated as in effect from the beginning of the Performance Period to the date of change.
(e) “Board” means the Board of Directors of the Company.
(f) “Beneficiary” means the person or persons entitled to receive any amounts due to the Participant in the event of the Participant's death as provided in Article 7.
(g) “Cause” means: (1) if the Participant is subject to an employment agreement that contains a definition of “cause”, such definition, or (2) otherwise, any of the following as determined by the Administrator: (A) violation of the provisions of any employment agreement, non-competition agreement, confidentiality agreement, or similar agreement with the Company or an Affiliate, or the Company's or an Affiliate's code of ethics, as then in effect, (B) conduct rising to the level of gross negligence or willful misconduct in the course of employment with the Company or an Affiliate, (C) violation of any federal, state or local law in connection with the Participant's employment, or (D) breach of any fiduciary duty to the Company or an Affiliate.
(h) “Code” means the Internal Revenue Code of 1986, as amended. Any reference to a particular provision of the Code shall be deemed to include the regulations thereunder and any successor provision or regulation thereto.
(i) “Company” means Superior Industries International, Inc., a California corporation, and any successor thereto as provided in Article 13.
(j) “Committee” means the Compensation and Benefits Committee of the Board, which shall consist of not less than three (3) members of the Board each of whom is a “non-employee director” as defined in Securities and Exchange Commission Rule 16b-3(b)(3), or as such term may be defined in any successor regulation under Section 16 of the Securities Exchange Act of 1934, as amended. In addition, each member of the Committee shall be an outside director within the meaning of Code Section 162(m).
(k) “Exchange Act” means the Securities Exchange Act of 1934, as amended. Any reference to a particular provision of the Exchange Act shall be deemed to include the regulations thereunder and any successor provision or regulation thereto.
(l) “Excluded Items” means any gains or losses from the sale of assets outside the ordinary course of business, any gains or losses from discontinued operations, any extraordinary gains or losses, the effects of accounting changes, any unusual, nonrecurring, transition, one-time or similar items or charges, the diluted impact of goodwill on acquisitions, and any other items specified by the Administrator; provided that, for Annual Performance Awards intended to qualify as performance-based compensation under Code Section 162(m), the Administrator shall specify the Excluded Items in writing at the time the Annual Performance Award is made unless, after application of the Excluded Items, the amount payable under the Annual Performance Award is reduced.
(m) “Inimical Conduct” means any act or omission that is inimical to the best interests of the Company or any Affiliate, as determined by the Administrator in its sole discretion, including but not limited to: (1) violation of any employment, noncompete, confidentiality or other agreement in effect with the Company or any Affiliate, (2) taking any steps or doing anything which would damage or negatively reflect on the reputation of the Company or an Affiliate, or (3) failure to comply with applicable laws relating to trade secrets, confidential information or unfair competition.
(n) “Participant” means the CEO of the Company who has been selected by the Administrator to participate in the Plan.
(o) “Performance Goal” means the level(s) of performance for a Performance Measure that must be attained in order for a payment to be made under an Annual Performance Award, and/or to determine the amount of such payment based on the Performance Scale.
(p) “Performance Measures” means the following categories (in all cases after taking into account any Excluded Items, as applicable), including in each case any measure based on such category:

(1)	Basic earnings per common share for the Company on a consolidated basis.

(2)	Diluted earnings per common share for the Company on a consolidated basis.

(3)	Total shareholder return.

(4)	Net sales.

(5)	Cost of sales.

(6)	Gross profit.

(7)	Operating income.

(8)	Earnings before interest and the provision for income taxes (EBIT).

(9)	Earnings before interest, the provision for income taxes, depreciation, and amortization (EBITDA).

(10)	Net income.

(11)	Return on equity.

(12)	Return on assets.

(13)	Return on invested capital.

(14)	Return on sales.

(15)	Economic value added, or other measure of profitability that considers the cost of capital employed.

(16)	Free cash flow.

(17)	Net cash provided by operating activities.

(18)	Net increase (decrease) in cash and cash equivalents.

The Performance Measures described in items (4) through (18) may be measured (A) for the Company on a consolidated basis, (B) for any one or more Affiliates or divisions of the Company and/or (C) for any other business unit or units of the Company or an Affiliate as defined by the Administrator at the time of selection. Further, the Performance Measures shall be determined under U.S. generally accepted accounting principles, unless the Administrator sets forth an alternate definition in the Annual Performance Award.
(q) “Performance Period” means a period of one fiscal year or less of the Company or an Affiliate as selected by the Administrator.
(r) “Performance Scale” means, with respect to a Performance Measure, a scale from which the level of achievement may be calculated for any given level of actual performance for such Performance Measure. The Performance Scale may be a linear function, a step function, a combination of the two, or any other manner of measurement as determined by the Administrator.
(s) “Plan” means the arrangement described herein, as from time to time amended and in effect.
(t) “Retirement” means termination of employment from the Company and its Affiliates (without Cause) on or after attainment of age sixty-two (62) with at least five (5) consecutive years of service.
(u) “Total and Permanent Disability” means the Participant's inability to perform the material duties of his or her occupation as a result of a medically-determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a period of at least twelve (12) consecutive months, as determined by the Administrator. The Participant will be required to submit such medical evidence or to undergo a medical examination by a doctor selected by the Administrator as the Administrator determines is necessary in order to make a determination hereunder.
Section 2.2. Gender and Number. Except where otherwise indicated by the context, any masculine term used herein includes the feminine, the plural includes the singular, and the singular the plural.
Section 2.3. Severability. In the event any provision of the Plan is held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the said illegal or invalid provision had not been included.

ARTICLE 3.

ELIGIBILITY

Section 3.1. Eligible Participant. The CEO of the Company is the sole eligible Participant in the Plan. The Administrator may grant to the CEO on an annual basis an Annual Performance Award. The Administrator will determine all terms and conditions of each such Annual Performance Award prior to, or within the first ninety (90) days of, the first day of the applicable Performance Period.
Section 3.2. Termination of Approval. Until the earlier of the end of a Performance Period or the Participant's termination of employment, the Administrator may at any time withdraw its approval for the Participant's participation in the Plan. In the event of the Administrator's withdrawal of approval, the CEO shall cease to be a Participant as of the date selected by the Administrator, the CEO's Annual Performance Awards shall be cancelled, and the CEO shall not be entitled to any payment under those Annual Performance Awards unless the Administrator determines otherwise. If payment is approved by the Administrator notwithstanding the withdrawal of approval, the payment shall be made in accordance with Section 5.2, subject to Section 5.3, after the end of the Performance Period, and the payment amount shall equal the award amount calculated under Section 5.1, reduced in such manner or by such amount (if at all) as determined in the sole discretion of the Administrator. The Participant shall be notified of the Administrator's withdrawal of its approval for the Participant's participation in the Plan as soon as practicable following such action.
Section 3.3. Transfer Out Eligible Position.
If the Participant is demoted or otherwise transfers out of the CEO position during a Performance Period, the Administrator may decrease the potential award amount of any Annual Performance Award the Participant may be eligible to receive, or revise the Performance Goals, Performance Measures or Performance Scale applicable to the Participant (provided that any such revision may result only in a reduction of the amount that would have otherwise been payable absent such revision), as the Administrator determines is necessary to reflect the Participant's change in position, or the Administrator may withdraw its approval for the Participant's participation in the Plan in accordance with Section 3.2.
Section 3.4. Termination of Employment.
(a) The Participant shall not earn an incentive award for a Performance Period unless the Participant is employed by the Company (or is on an approved leave of absence) on the last day of such Performance Period, unless the Participant's employment was terminated during the year as a result of Retirement, Total and Permanent Disability or death at a time when the Participant could not have been terminated for Cause, or unless payment is approved by the Administrator after considering the cause of the Participant's termination. If payment is approved by the Administrator, the payment shall be made in accordance with Section 5.2, subject to Section 5.3, after the end of the Performance Period, and the payment amount shall equal the award amount calculated under Section 5.1, reduced in such manner or by such amount (if at all) as determined in the sole discretion of the Administrator.
(b) If the Participant's employment is terminated as a result of death, Total and Permanent Disability or Retirement, at a time when the Participant could not have been terminated for Cause, the Participant (or the Participant's Beneficiary or estate in the event of his or her death) shall be entitled to receive an amount equal to the product of (x) the award amount calculated under Section 5.1 and (y) a fraction, the numerator of which is the number of the Participant's calendar months of employment during the Performance Period for such award and the denominator of which is the number of calendar months in the Performance Period for such award. In calculating the Participant's calendar months, any fractional month shall be rounded up to the nearest whole month. Notwithstanding the above, the Administrator may determine not to prorate the award. Payment shall be made in accordance with Section 5.2, subject to Section 5.3.

ARTICLE 4.

CONTINGENT ANNUAL PERFORMANCE AWARDS

The Administrator shall determine, at the time an Annual Performance Award is granted, the Performance Period, the Performance Measure(s), the Performance Goal(s) for such Performance Measure, the Performance Scale (which may vary for different Performance Measures), and the amount payable to the Participant if and to the extent the Performance Goals are met (as measured under the Performance Scale). The amount payable to the Participant for meeting the Performance Goal(s) may be designated as a flat dollar amount or as a percentage of the Participant's Base Salary, or may be determined by any other means specified by the Administrator at the time the Annual Performance Award is granted.

ARTICLE 5.

PAYMENT

Section 5.1. Evaluating Performance and Computing Awards.
(a) As soon as practicable following the close of a Performance Period, the Administrator shall determine and certify whether and to what extent the Performance Goals and other material terms of the Annual Performance Award for that Performance Period were satisfied, and shall determine whether any discretionary adjustments under Subsection (b) shall be made. Based on such certification, the Administrator (or its delegate) shall determine the award amount payable to the Participant under the Annual Performance Award for that Performance Period, provided that the maximum award amount for the Participant shall be, with respect to any and all Annual Performance Awards of the Participant with Performance Periods covering (or ending within) the same fiscal year of the Company, no more than one million seven hundred thousand dollars ($1,700,000), which is two times the CEO's annual base salary as of the effective date of the Plan.
(b) The Administrator may reduce the Participant's potential award amount under any Annual Performance Award by a maximum of thirty percent (30%), based upon overall individual performance and attainment of goals.
Section 5.2. Timing and Form of Payment. When the payment due to the Participant has been determined, unless otherwise deferred pursuant to the Participant's election under the Company's deferred compensation plan, payment shall be made in a cash lump sum by the 74th day following the close of the Performance Period.
Section 5.3. Inimical Conduct. Notwithstanding the foregoing, after the end of the Performance Period for which a payment for an Annual Performance Award has accrued, but before payment or deferral of such amount actually occurs, if the Participant engages in Inimical Conduct, or if the Company determines after the Participant's termination of employment that the Participant could have been terminated for Cause, the Annual Performance Award shall be automatically cancelled and no payment or deferral shall be made. The Administrator may suspend payment or deferral (without liability for interest thereon) pending the Administrator's determination of whether the Participant was or should have been terminated for Cause or whether the Participant has engaged in Inimical Conduct.
Section 5.4. Compliance with Executive Compensation Clawback Laws. Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act (the Act), every public company will be required to adopt a policy whereby, in the event of a restatement, the company will recover from current and former executives any incentive-based compensation, for the three years preceding the restatement, that would not have been awarded under the restated financial statements. Notwithstanding anything contained herein to the contrary, when this provision of the Act becomes effective, the CEO of the Company shall be subject to the executive compensation recoupment policy to be adopted by the Committee.

ARTICLE 6.

ADJUSTMENTS

In the event of any change in the outstanding shares of Company Common Stock by reason of any stock dividend or split, recapitalization, reclassification, merger, consolidation or exchange of shares or other similar corporate change, then if the Administrator shall determine, in its sole discretion, that such change necessarily or equitably requires an adjustment in the Performance Goals established under an Annual Performance Award, such adjustments shall be made by the Administrator and shall be conclusive and binding for all purposes of this Plan. No adjustment shall be made in connection with the issuance by the Company of any warrants, rights, or options to acquire additional shares of Common Stock or of securities convertible into Common Stock.

ARTICLE 7.

BENEFICIARY

If permitted by the Company, the Participant may designate a Beneficiary by filing a beneficiary designation on the form provided by the Administrator. In such event, if the Participant dies prior to receiving any payment due hereunder, such payment shall be made to the Participant's Beneficiary. The Participant may change his beneficiary designation at any time, provided that each beneficiary designation form filed with the Company shall revoke the most recent form on file, and the last form received by the Company while the Participant was alive shall be given effect. In the event there is no valid beneficiary designation form on file, or in the event the Participant's designated Beneficiary is not alive at the time payment is to be made, or in the event the Participant is not entitled to file a beneficiary designation, the Participant's estate will be deemed the Beneficiary and will be entitled to receive payment. If the Participant designates his spouse as a beneficiary, such beneficiary designation automatically shall become null and void on the date of the Participant's divorce or legal separation from such spouse; provided the Administrator has notice of such divorce or legal separation prior to payment.

ARTICLE 8.

RIGHTS OF PARTICIPANT

Section 8.1. No Funding. The Participant or Beneficiary shall not have any interest in any fund or in any specific asset or assets of the Company (or any Affiliate) by reason of any Annual Performance Award under the Plan. It is intended that the Company has merely a contractual obligation to make payments when due hereunder and it is not intended that the Company (or any Affiliate) hold any funds in reserve or trust to secure payments hereunder.
Section 8.2. No Transfer. The Participant may not assign, pledge, or encumber his interest under the Plan, or any part thereof, except that the Participant may designate a Beneficiary as provided herein.
Section 8.3. No Implied Rights; Employment. Nothing contained in this Plan shall be construed to:
(a) Give the Participant any right to receive any award other than in the sole discretion of the Administrator;
(b) Limit in any way the right of the Company to terminate the Participant's employment at any time; or
(c) Be evidence of any agreement or understanding, express or implied, that the Participant will be retained in any particular position or at any particular rate of remuneration.

ARTICLE 9.

ADMINISTRATION

Section 9.1. General. The Plan shall be administered by the Administrator. If at any time the Committee shall not be in existence, the Board shall assume the Committee's functions and each reference to the Committee herein shall be deemed to include the Board.
Section 9.2. Authority. In addition to the authority specifically provided herein, the Administrator shall have full power and discretionary authority to: (a) administer the Plan, including but not limited to the power and authority to construe and interpret the Plan; (b) correct errors, supply omissions or reconcile inconsistencies in the terms of the Plan or any Annual Performance Award; (c) establish, amend or waive rules and regulations, and appoint such agents, as it deems appropriate for the Plan's administration; and (d) make any other determinations, including factual determinations, and take any other action as it determines is necessary or desirable for the Plan's administration.
Section 9.3. Decision Binding. The Administrator's determinations and decisions made pursuant to the provisions of the Plan and all related orders or resolutions of the Board shall be final, conclusive and binding on all persons who have an interest in the Plan or an Annual Performance Award, and such determinations and decisions shall not be reviewable.

Section 9.4. Procedures of the Committee. The Committee's determinations must be made by not less than a majority of its members present at the meeting (in person or otherwise) at which a quorum is present, or by written majority consent, which sets forth the action, is signed by each member of the Committee and filed with the minutes for proceedings of the Committee. A majority of the entire Committee shall constitute a quorum for the transaction of business. Service on the Committee shall constitute service as a director of the Company so that the Committee members shall be entitled to indemnification, limitation of liability and reimbursement of expenses with respect to their Committee services to the same extent that they are entitled under the Company's Bylaws and California law for their services as directors of the Company.

ARTICLE 10.

AMENDMENT AND TERMINATION
Section 10.1. Amendment. The Committee may modify or amend, in whole or in part, any or all of the provisions of the Plan, and may suspend the Plan, and the General Counsel of the Company may modify or amend the Plan for ministerial or administrative changes or to conform the terms of the Plan to the requirements of applicable law; provided that, any such amendment or modification shall be approved by the Company's shareholders to the extent required by Code Section 162(m) or other applicable law; provided, however, that no such modification, amendment, or suspension may, without the consent of the Participant or his or her Beneficiary in the case of the Participant's death, reduce the right of the Participant, or his or her Beneficiary, as the case may be, to any payment due under the Plan except as specifically provided herein.
Section 10.2. Termination During Performance Period. The Committee may terminate the Plan during a Performance Period in accordance with the provisions of this Section 10.2. In order for the provisions of this Section 10.2 to apply, the Committee must designate in writing that the Plan is being terminated in accordance with this Section. Upon termination of the Plan, the Committee may provide that all amounts accrued under the Plan to the date of the Plan termination (as determined by the Committee in its sole discretion) be paid in a lump sum no later than the 74th day after such Plan termination, provided that to the extent any amount hereunder is not exempt from Section 409A of the Code, any accelerated distribution of such non-exempt amount shall be made only if and to the extent permissible under Treas. Reg. §1.409A-3(j)(4).
Section 10.3. Termination After Performance Period. After December 30, 2012, the Committee or the CEO may terminate this Plan at anytime that there are no outstanding Annual Performance Awards with Performance Periods that are not completed. In order for the provisions of this Section 10.3 to apply, the Committee and/or the CEO must designate in writing that the Plan is being terminated in accordance with this Section and deliver such notice to the Office of the General Counsel.

ARTICLE 11.

TAX WITHHOLDING

The Company shall have the right to deduct from all cash payments made hereunder (or from any other payments due the Participant) any foreign, federal, state, or local taxes required by law to be withheld with respect to such cash payments.

ARTICLE 12.

OFFSET

The Company shall have the right to offset from any amount payable hereunder any amount that the Participant owes to the Company or to any Affiliate without the consent of the Participant (or his Beneficiary, in the event of the Participant's death).

ARTICLE 13.

SUCCESSORS

All obligations of the Company under the Plan with respect to Annual Performance Awards granted hereunder shall be binding on any successor or assign of the Company, whether the existence of such successor or assign is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business and/or assets of the Company. The Plan shall be binding upon and inure to the benefit of the Participant, Beneficiaries, and their heirs, executors, administrators and legal representatives.

ARTICLE 14.

DISPUTE RESOLUTION

Section 14.1. Governing Law. This Plan and the rights and obligations hereunder shall be governed by and construed in accordance with the internal laws of the State of California (excluding any choice of law rules that may direct the application of the laws of another jurisdiction), except as provided in Section 14.2 hereof.
Section 14.2. Arbitration.
(a) Application. Notwithstanding any employee agreement in effect between the Participant and the Company or any Affiliate employer, if the Participant or Beneficiary (the “claimant”) brings a claim that relates to benefits under this Plan, regardless of the basis of the claim (including but not limited to, actions under Title VII, wrongful discharge, breach of employment agreement, etc.), such claim shall be settled by final binding arbitration in accordance with the rules of the American Arbitration Association (“AAA”) and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.
(b) Initiation of Action. Arbitration must be initiated by serving or mailing a written notice of the complaint to the other party. Normally, such written notice should be provided the other party within one year (365 days) after the day the complaining party first knew or should have known of the events giving rise to the complaint. However, this time frame may be extended if the applicable statute of limitation provides for a longer period of time. If the complaint is not properly submitted within the appropriate time frame, all rights and claims that the complaining party has or may have against the other party shall be waived and void. Any notice sent to the Company shall be delivered to:

Office of General Counsel
Superior Industries International, Inc.
7800 Woodley Avenue
Van Nuys, California 91406

The notice must identify and describe the nature of all complaints asserted and the facts upon which such complaints are based. Notice will be deemed given according to the date of any postmark or the date of time of any personal delivery.
(c) Compliance with Personnel Policies. Before proceeding to arbitration on a complaint, the claimant must initiate and participate in any complaint resolution procedure identified in the Company's or Affiliate's personnel policies. If the claimant has not initiated the complaint resolution procedure before initiating arbitration on a complaint, the initiation of the arbitration shall be deemed to begin the complaint resolution procedure. No arbitration hearing shall be held on a complaint until any applicable Company or Affiliate complaint resolution procedure has been completed.
(d) Rules of Arbitration. All arbitration will be conducted by a single arbitrator according to the Employment Dispute Arbitration Rules of the AAA. The arbitrator will have authority to award any remedy or relief that a court of competent jurisdiction could order or grant including, without limitation, specific performance of any obligation created under policy, the awarding of punitive damages, the issuance of any injunction, costs and attorney's fees to the extent permitted by law, or the imposition of sanctions for abuse of the arbitration process. The arbitrator's award must be rendered in a writing that sets forth the essential findings and conclusions on which the arbitrator's award is based.
(e) Representation and Costs. Each party may be represented in the arbitration by an attorney or other representative selected by the party. The Company or Affiliate shall be responsible for its own costs, the AAA filing fee and all other fees, costs and expenses of the arbitrator and AAA for administering the arbitration. The claimant shall be responsible for his attorney's or representative's fees, if any. However, if any party prevails on a statutory claim which allows the prevailing party costs and/or attorneys' fees, the arbitrator may award costs and reasonable attorneys' fees as provided by such statute.
(f) Discovery; Location; Rules of Evidence. Discovery will be allowed to the same extent afforded under the Federal Rules of Civil Procedure. Arbitration will be held at a location selected by the Company. AAA rules notwithstanding, the admissibility of evidence offered at the arbitration shall be determined by the arbitrator who shall be the judge of its materiality and relevance. Legal rules of evidence will not be controlling, and the standard for admissibility of evidence will generally be whether it is the type of information that responsible people rely upon in making important decisions.
(g) Confidentiality. The existence, content or results of any arbitration may not be disclosed by a party or arbitrator without the prior written consent of both parties. Witnesses who are not a party to the arbitration shall be excluded from the hearing except to testify.